UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/13/2013

NUTRI SYSTEM INC DE
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28551

DE	23-3012204
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Fort Washington Executive Center
600 Office Center Drive
Fort Washington, PA 19034
(Address of principal executive offices, including zip code)

215 706 5300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On August 13, 2013, the Company entered into a Second Amendment and Modification (the "Second Amendment") to Credit Agreement among the Company, certain subsidiaries of the Company, Manufacturers and Traders Trust Company, as Administrative Agent, and the other Lenders parties thereto (the "Credit Agreement"). The Credit Agreement provides for a $40 million secured revolving credit facility, including a sublimit of $6 million for letters of credit. The Credit Agreement was amended by the Second Amendment (i) to modify the definition of consolidated EBITDA to take into consideration cash expenses of up to $1.05 million in the aggregate incurred during the fiscal quarter of the Company ended March 31, 2013 with respect to the termination of employment of certain employees; (ii) to permit the Company to carryover and spend in 2014 on purchases or other acquisitions of any fixed or capital assets any portion of the $15 million that the Company is permitted to, but does not, spend in 2013 on account of such purchases or acquisitions; and (iii) to modify the definition of consolidated fixed charge coverage ratio to include in the denominator of such ratio only taxes paid in cash.

The description of the Second Amendment herein does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.         Description

10.1                    Second Amendment and Modification to Credit Agreement effective as of August 13, 2013, among the Company, certain subsidiaries of the Company, Manufacturers and Traders Trust Company, as Administrative Agent, and certain other Lenders parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRI SYSTEM INC DE

Date: August 15, 2013	By:	/s/ Michael P. Monahan
Michael P. Monahan
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1
Second Amendment and Modification to Credit Agreement effective as of August 13, 2013, among the Company, certain subsidiaries of the Company, Manufacturers and Traders Trust Company, as Administrative Agent, and certain other Lenders parties thereto.